Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Central Jersey Bancorp:

We consent to the use in Form S-3 related to Central Jersey Bancorp’s Dividend Reinvestment and Stock Purchase Plan, of our report dated March 18, 2005 with respect to the consolidated balance sheets of Central Jersey Bancorp and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended, incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the prospectus.

                                                    /s/ KPMG LLP

Short Hills, New Jersey
February 6, 2006